Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 390,282,747.75	0.0001381	$ 53,898.05
Fees Previously Paid
	Total Transaction Valuation:	$ 390,282,747.75
	Total Fees Due for Filing:			$ 53,898.05
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 53,898.05
Offering Note
[1]	Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated by adding (i) the product of (A) 118,322,488 shares of common stock, par value $0.01 per share (the "Shares"), of Open Lending Corporation ("Open Lending"), issued and outstanding, and (B) the offer price of $3.15 per Share (the "Offer Price"); (ii) the product of (A) 3,457,692 Shares subject to issuance pursuant to stock options granted and outstanding with an exercise price less than the Offer Price and (B) $0.65, which is the difference between the Offer Price and $2.50, the weighted average exercise price of such options; (iii) the product of (A) 3,999,711 Shares subject to restricted stock units granted and (B) the Offer Price; and (iv) the product of (A) 863,594 Shares subject to performance stock units granted and (B) the Offer Price. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 beginning on October 1, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources